BDO

Tel: 602-956-3400
Fax: 602-956-3402
www.bdo.com

2555 E. Camelback Rd, Suite 750
Phoenix, AZ 85016

July 22, 2020

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on July 16, 2020, to be filed by our former client, IMH Financial Corporation. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Sincerely,

/s/ BDO USA, LLP